Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) to be filed on or about April 3, 2026 of our report dated July 2, 2025, with respect to the consolidated financial statements of PodcastOne, Inc. (the “Company”) as of and for the year ended March 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Macias Gini & O'Connell, LLP

Los Angeles, California

April 3, 2026